Exhibit 99.1

NEWS

For immediate release

AAR REPORTS SECOND QUARTER FISCAL YEAR 2012 RESULTS

•            Second quarter sales of $476 million, up 8.0% year-over-year

•            Diluted earnings per share of $0.45, excluding $0.02 per diluted share for second quarter acquisition expenses. Diluted earnings per share of $0.43, including these expenses

•            Commercial sales growth of 11%

•            Second quarter cash flow from operations of $30 million

WOOD DALE, ILLINOIS (December 15, 2011) — AAR (NYSE: AIR) today reported second quarter fiscal year 2012 consolidated sales of $475.9 million and income from continuing operations of $17.5 million, or $0.43 per diluted share. Results for the second quarter include $1.4 million, or $0.02 per diluted share, of transaction-related expenses for acquisitions announced during the second quarter. Excluding these expenses, diluted earnings per share were $0.45. For the second quarter of the prior fiscal year, the Company reported sales of $440.5 million and income from continuing operations of $18.1 million, or diluted earnings per share of $0.45.

Sales to commercial customers increased 11% versus the second quarter of last year and were principally driven by strength at the Company’s supply chain business. Sales to government and defense customers increased 5% compared to last year due to sales growth at AAR Airlift and at the Company’s Defense Logistics business.

During the second quarter, the Company acquired Airinmar Holdings Limited (Airinmar), a leading provider of repair management services. Airinmar operates as part of the Aviation Supply Chain segment and the impact of this acquisition on second quarter sales and earnings from continuing operations was negligible.

The Company also announced during the second quarter that it had signed a definitive purchase agreement to acquire Telair International GmbH (Telair) and Nordisk Aviation Products, AS (Nordisk) from Teleflex Incorporated. Subsequent to the quarter end, the Company announced that it had completed the acquisitions. Telair is a leader in the design, manufacturer and support of cargo loading systems for wide-body and narrow-body commercial aircraft with established positions on the

One AAR Place • 1100 N. Wood Dale Road • Wood Dale, Illinois 60191 USA • 1-630-227-2000 Fax 1-630-227-2101

world’s most popular current and next-generation passenger and freighter aircraft. Nordisk designs and manufactures heavy duty pallets and lightweight cargo containers for commercial airlines. Both companies have a strong aftermarket position and will operate as part of the Structures and Systems segment.

Selling, general and administrative expenses as a percentage of sales were 9.1% and consolidated gross profit margin was 16.2% during the second quarter.  The Company experienced margin improvement at its businesses supporting commercial customers primarily due to increased sales and better product availability in the Aviation Supply Chain segment and operational efficiencies at the Company’s airframe maintenance centers. Gross profit margins were lower in the Company’s Government and Defense Services segment due to lower than expected aircraft availability at AAR Airlift and in the Structures and Systems segment due to losses on certain programs at the Company’s precision machining business.  The Company generated $30.4 million in cash flow from operations and had capital expenditures, exclusive of the Airinmar acquisition, of $13.4 million during the second quarter.

“The Company enjoys an industry leading position in the airline parts supply and MRO markets and during the second quarter we benefited from investments made in assets and operating efficiencies,” said David P. Storch, Chairman and Chief Executive Officer of AAR CORP.

Storch continued, “In addition to our industry leading position as an aftermarket provider, we are pleased to have completed the Telair acquisition early in the third quarter, enhancing our ability to capitalize on the commercial build cycles as a Tier-1 supplier to both Airbus and Boeing.  The Telair business also enjoys a strong aftermarket presence and is an excellent addition to our already strong line-up of businesses serving the commercial market.”

During the quarter, the Company paid a quarterly cash dividend of $0.075 per share to its stockholders of record as of the close of business on October 24, 2011.  The Company also purchased 145,000 shares of AAR CORP. stock on the open market during the quarter pursuant to its Board of Directors share repurchase authorization at an average acquisition price of $18.07.

AAR is a leading provider of products and value-added services to the worldwide aerospace and government and defense industries. With facilities and sales locations around the world, AAR uses its close-to-the-customer business model to serve customers through four operating segments: Aviation Supply Chain; Maintenance, Repair and Overhaul; Structures and Systems; and Government and Defense Services. More information can be found at www.aarcorp.com.

AAR will hold its quarterly conference call at 7:30 a.m. CST on December 16, 2011. The conference call can be accessed by calling 866-219-5829 from inside the U.S. or 703-639-1123 from outside the U.S.  A replay of the call will be available by calling 888-266-2081 from inside the U.S. or 703-925-2533 from outside the U.S. (access code 1560961) from 11:30 a.m. CST on December 16, 2011 until 11:59 p.m. CST on December 23, 2011.

Named One of The Most Trustworthy Companies by Forbes.

Contact: Rick Poulton, Vice President, Chief Financial Officer | (630) 227-2075 | rick.poulton@aarcorp.com

This press release contains certain statements relating to future results, which are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995.  These forward-looking statements are based on beliefs of Company management, as well as assumptions and estimates based on information currently available to the Company, and are subject to certain risks and uncertainties that could cause actual results to differ materially from historical results or those anticipated, including those factors discussed under Item 1A, entitled “Risk Factors”, included in the Company’s Form 10-K for the fiscal year ended May 31, 2011. Should one or more of these risks or uncertainties materialize adversely, or should underlying assumptions or estimates prove incorrect, actual results may vary materially from those described.  These events and uncertainties are difficult or impossible to predict accurately and many are beyond the Company’s control.  The Company assumes no obligation to update any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events. For additional information, see the comments included in AAR’s filings with the Securities and Exchange Commission.

AAR CORP. and Subsidiaries

Consolidated Statements of Income (In thousands except per share data -	Three Months Ended November 30,		Six Months Ended November 30,
unaudited)	2011	2010	2011	2010

Sales	$475,902	$440,522	$955,192	$844,915
Cost and expenses:
Cost of sales	398,746	366,844	803,196	701,236
Selling, general and administrative	43,134	40,874	84,864	82,116

Earnings from aircraft joint ventures	259	2,529	464	2,557

Operating income	34,281	35,333	67,596	64,120

Gain on extinguishment of debt	—	—	—	97

Interest expense	7,869	7,579	15,387	15,012
Interest income	335	76	439	236

Income from continuing operations before income taxes	26,747	27,830	52,648	49,441

Income tax expense	9,228	9,740	18,166	17,304

Income from continuing operations	17,519	18,090	34,482	32,137

Discontinued operations, net of tax	13	(1,276)	(301)	(1,649)
Net income	$17,532	$16,814	$34,181	$30,488

Earnings per share - Basic:
Earnings from continuing operations	$0.44	$0.47	$0.86	$0.84
Income (loss) from discontinued operations	0.00	(0.03)	(0.01)	(0.04)
Earnings per share — Basic	$0.44	$0.44	$0.85	$0.80

Earnings per share — Diluted:
Earnings from continuing operations	$0.43	$0.45	$0.84	$0.81
Income (loss) from discontinued operations	0.00	(0.03)	(0.01)	(0.04)
Earnings per share — Diluted	$0.43	$0.42	$0.83	$0.77

Share Data:

Average shares outstanding — Basic	38,703	38,301	38,802	38,335
Average shares outstanding — Diluted	42,957	43,230	43,194	43,092

Consolidated Balance Sheet Highlights (In thousands except per share data)	November 30, 2011	May 31, 2011
	(Unaudited)
Cash and cash equivalents	$27,870	$57,433
Current assets	955,053	913,985
Current liabilities (excluding debt accounts)	297,750	301,935
Net property, plant and equipment	345,128	324,377
Total assets	1,821,612	1,703,727
Total recourse debt	497,577	427,365
Total non-recourse obligations	6,545	16,512
Stockholders’ equity	863,392	835,289
Book value per share	$21.43	$21.00
Shares outstanding	40,283	39,781

Sales By Business Segment	Three Months Ended November 30,		Six Months Ended November 30,
(In thousands - unaudited)	2011	2010	2011	2010
Aviation Supply Chain	$143,351	$111,324	$298,225	$211,590
Government and Defense Services	142,389	134,406	292,388	263,736
Maintenance, Repair & Overhaul	91,881	99,041	185,058	175,860
Structures and Systems	98,281	95,751	179,521	193,729
	$475,902	$440,522	$955,192	$844,915

Gross Profit By Business Segment	Three Months Ended November 30,		Six Months Ended November 30,
(In thousands - unaudited)	2011	2010	2011	2010
Aviation Supply Chain	$25,724	$19,340	$51,023	$38,580
Government and Defense Services	23,933	24,129	51,342	47,151
Maintenance, Repair & Overhaul	13,464	12,290	23,725	22,397
Structures and Systems	14,035	17,919	25,906	35,551
	$77,156	$73,678	$151,996	$143,679

Diluted Earnings Per Share Calculation	Three Months Ended November 30,		Six Months Ended November 30,
(In thousands except per share data - unaudited)	2011	2010	2011	2010

Net Income from continuing operations	$17,519	$18,090	$34,482	$32,137
Add after-tax interest on convertible debt	1,484	1,392	2,945	2,763
Less income attributable to participating shares	(628)	—	(1,176)	—
Net income for diluted EPS from continuing operations calculation	$18,375	$19,482	$36,251	$34,900

Diluted shares outstanding	42,957	43,230	43,194	43,092

Diluted earnings per share from continuing operations	$0.43	$0.45	$0.84	$0.81

Note:  Pursuant to SEC Regulation G, the Company has included the following reconciliation of financial measures reported on a non-GAAP basis to comparable financial measures reported on the basis of Generally Accepted Accounting Principles (“GAAP”).  The Company uses the earnings per share for the three-month period ended November 30, 2011 exclusive of transaction expenses for acquisitions announced in the second quarter to evaluate its financial results and trends, and believes it is useful for the reader of this press release.

AAR CORP. (Consolidated results) (In thousands)	Three Months ended November 30, 2011

Reported Diluted Earnings Per Share	$0.43

Add: Diluted Earnings Per Share impact of $1,375 of transaction expenses	$0.02

Pro-forma Diluted Earnings Per Share exclusive of transaction expenses	$0.45